EXHIBIT 99.1

LOCATION BASED TECHNOLOGIES PROVIDES INFORMATION IN RESPONSE TO THE SURPRISE WWW.GIZOMODO.COM ARTICLE RELEASED ON NOVEMBER 29.

Monday – December 3, 2007 – Location Based Technologies, Inc. (LBAS.ob) is in the final product development and engineering testing stage of the PocketFinder™ GPS based personal location device.  PocketFinder™ devices are  personal location devices designed to optimize the lives of parents, guardians and pet owners.  PocketFinder™ devices are small, rugged and water tight.  It is the size of an Oreo™ cookie and weighs less than two ounces.  Our expected primary market evolved from the desire of parents to ensure the safety and well-being of their children.  Secondary markets are expansive and include medical and elder care providers, campers, hikers, backpackers, adventure seekers, extreme sports enthusiasts, and pet owners.

It is not only our device’s GPS and wireless technologies that differentiates our product(s) from the competition.  It is also the proprietary software that transforms available technologies into an intuitive and user-friendly interface that offers greater value, capabilities, and convenience to the customer.

Since 2002, IDC research has consistently shown very high levels of consumer interest in location based services – especially in family/friend locator devices.  Drawing from recent census information, there are over 37,000,000 children in our 5 to 13 year old market segment in the United States with an additional 4,000,000 in the prime focus areas in Canada.  The European Community has an additional 42,500,000 children in this primary age group.  This represents a target market of more than 109,200,000 potential customers in our focus age group.

Our products and service will offer wireless network coverage throughout North America utilizing the largest GSM carrier network in the United States and Canada.  Our personal locators have the ability to operate seamlessly on the networks of 290 wireless providers in over 130 countries and to work on any GSM network in the world.

We expect our revenues to be based on the following sales and revenue sources:  PocketFinder personal locator device sales from mass retailers; the PocketFinder website; and Affinity groups.  Sales of device accessories and monthly re-occurring service fees and potential licensing fees will provide additional revenue.

In our ever-mobile society, it helps to know where we are and where we are going.  Due to the demands of families with dual earners, and the number of single parent homes, many children are left without a parent home during the day.  Parents in those situations desire the ability to know where their children are and where they are going.

Key elements of the PocketFinder include:

•	An attractive device retail price with a minimal basic monthly service fee to match the mass market’s expectations.
•	User friendly web interface;
•	Rugged design that meets the rigors of an active child. It is waterproof and handles weather extremes of heat and cold.

Our corporate website, www.locationbasedtech.com provides a description of our corporate business along with our contact information. Our service website www.PocketFinder.com also provides prospective customers with relevant information about our products, ordering capability, frequently asked questions and access to corporate investor relations information.  We believe our PocketFinder™ products will be well received when taken to the market.

Investors and other members of the public are cautioned not to rely on any information about our company which is not found on the public portion of our website or in reports filed with the Securities and Exchange Commission.

Location Based Technologies, Inc. (LBAS.ob) is a leading edge developer and provider of personal locator devices and services utilizing our patented, proprietary technologies to enhance and enrich the lives of families globally.

Company & Press Contact Information	Investor Relations Contact Information
Dave Morse	Glenn Busch
Tel: (800) 615-0869	Tel: (714) 310-8641